EXHIBIT 5
                                                                       ---------

                                WIGGIN & DANA LLP
                                One Century Tower
                               New Haven, CT 06508
                             (203) 498-4400 (Phone)
                              (203) 782-2889 (fax)


October 4, 2000


CAS Medical Systems, Inc.
44 East Industrial Road
Branford, CT  06405

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by CAS Medical Systems, Inc. (the "Company"), relating to 1,000,000 shares of the Company's Common Stock, $.004 par value per share (the "Shares"), to be issued pursuant to the Company's 1994 Employees' Incentive Stock Option Plan (the "Plan").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plan in accordance with the terms of the Plan, will be duly authorized, legally issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                      Very truly yours,

                                                      /s/ Wiggin & Dana LLP